FORM 4

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                  --------------------------------------------
                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investement Company Act of 1940

            /__/ Check this box if no longer subject to Section 16.
                   Form 4 or Form 5 obligations may continue.
                             See Instruction 1(b).


1.   NAME AND ADDRESS OF REPORTING PERSON

                           McBride       Kevin      G.
                       -----------------------------------
                           (LAST)       (FIRST)  (MIDDLE)

                 c/o Green Mountain Coffee, Inc., 33 Coffee Lane
                ------------------------------------------------
                                    (STREET)

                       Waterbury     VT       05676
                       ----------------------------
                        (CITY)     (STATE)    (ZIP)

2.   ISSUER NAME AND TICKER OR TRADING SYMBOL
     Green Mountain Coffee, Inc. -
     GMCR (NASDAQ)

3.   IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

4.   STATEMENT FOR MONTH/YEAR
     September 2000

5.   IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

6. RELATIONSHIP OF REPORTING PERSON TO ISSUER (CHECK ALL APPLICABLE) /___/ Director
     /_X_/  Officer (give title below)
     /___/  10% Owner
     /___/  Other (specify below)

          Vice President



                 TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED,
                       DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of  |2. Transaction  |3. Transaction |4. Securities Acquired      |5. Amount of       |6. Ownership Form: |7. Nature of  |
   Security  |       Date     |      Code     |   (A) or Disposed of       |   Securities      |   Direct (D) or   |   Indirect   |
             |                |               |   (D)                      |   Beneficially    |   Indirect (I)    |   Beneficial |
             |                |               |                            |   Owned           |                   |   Ownership  |
             |                |   (Instr. 8)  |   (Instr. 3, 4, and 5)     |   at End of Month |                   |              |
             |----------------|--------------------------------------------|                   |                   |              |
  (Instr. 3) |(Month/Day/Year)|  Code  |   V  | Amount |(A) or (D)|  Price | (Instr. 3 and 4)  |    (Instr. 4)     |   (Instr. 4) |
-------------|----------------|--------|------|--------|----------|--------|-------------------|-------------------|--------------|
Green        |    09/30/00    |  J(1)  |   V  |   759  |    A     |$10.2531|      28,637       |         D         |              |
Mountain     |                |        |      |        |          |        |                   |                   |              |
Coffee, Inc. |                |        |      |        |          |        |                   |                   |              |
Common Stock |                |        |      |        |          |        |                   |                   |              |
-------------|----------------|--------|------|--------|----------|--------|-------------------|-------------------|--------------|


                   TABLE II -- DERIVATIVE SECURITES ACQUIRED,
                       DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)


1. Title of     |2. Conversion |3. Transaction  |4. Transaction |5. Number of    |6. Date          |
   Derivative   |   or Exercise|   Date         |   Code        |   Derivative   |   Exercisable   |
   Security     |   Price of   |                |               |   Securities   |   and           |
                |   Deriv-     |                |               |   Acquired (A) |   Expiration    |
                |   ative      |                |               |   or Disposed  |   Date          |
                |   Security   |                |               |   of (D)       |                 |
                |              |                |(Instr. 8)     | (Instr. 3,4,5) |(Month/Day/Year) |
                |              |                |---------------|----------------|-----------------|
                |              |                |  Code  |  V   |   (A) |  (D)   | Date   | Expir- |
                |              |                |        |      |       |        | Exer-  | ation  |
 (Instr. 3)     |              |(Month/Day/Year)|        |      |       |        | cisable| Date   |
----------------|--------------|----------------|--------|------|-------|--------|--------|--------|
Stock Options   |              |                |        |      |       |        |        |        |
----------------|--------------|----------------|--------|------|-------|--------|--------|--------|
                |              |                |        |      |       |        |        |        |
                |              |                |        |      |       |        |        |        |
----------------|--------------|----------------|--------|------|-------|--------|--------|--------|
|


7. Title and      |8. Price of   |9. Number of    |10. Ownership    |11. Nature of  |
   Amount of      |   Derivative |   Derivative   |    Form of      |    Indirect   |
   Underlying     |   Security   |   Securities   |    Derivative   |    Beneficial |
   Securities     |              |   Beneficially |    Security:    |    Ownership  |
                  |              |   Owned at     |    Direct (D)   |               |
                  |              |   End of Month |    or           |               |
(Instr. 3 and 4)  |              |                |    Indirect (I) |               |
------------------|              |                |                 |               |
       | Amount or|              |                |                 |               |
       | Number of|              |                |                 |               |
Title  | Shares   | (Instr. 5)   |   (Instr. 4)   |   (Instr. 4)    |   (Instr. 4)  |
-------|----------|--------------|----------------|-----------------|---------------|
       |          |              |                |                 |               |
       |          |              |     80,000     |        D        |               |
-------|----------|--------------|----------------|-----------------|---------------|



Explanation of Responses:
(1) Shares acquired under Green Mountain Coffee's 1998 Employee Stock Purchase Plan


/s/ Kevin G. McBride                 Date: 10/10/2000
--------------------------------     ----------------
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitue Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).